                                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 3                                          Washington, D.C.  20549                                         OMB APPROVAL
                                                                                                         ---------------------------
                                                                                                         OMB Number:    3235-0287
                                INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                  Expires: September 30,1998
                                                                                                         Estimated average burden
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           Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
(Print or Type Responses      Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person*  | 2.  Date of Event Re-  | 4.  Issuer Name and Ticker or Trading Symbol
                                          |     quiring Statement  |
   BOOTH AMERICAN COMPANY                 |     (Month/Day/Year)   |      ADELPHIA COMMUNICATIONS CORPORATION
------------------------------------------                         -----------------------------------------------------------------
   (Last)      (First)       (Middle)     |                        | 5.  Relationship of Reporting Person(s)  | 6. If Amendment,
                                          |          6/20/97       |     to Issuer  (Check all applicable)    |    Date of Original
                                          -------------------------   _____Director        __X__10% Owner     |    (Month/Day/Year)
   333 W. Fort Street, 12th Floor         | 3.  IRS or Social Se-  |  _____Officer (give   _____Other (specify|
------------------------------------------      curity Number of   |                tile below)        below) |
             (Street)                     |     Reporting Person   |                                          ----------------------
                                          |     (Voluntary)        |                                          | 7.  Individual or
                                          |                        |                                          |     Joint/Group
                                          |                        |                                          |     Filing (Circle
                                          |                        |                                          |     Applicable Line)
                                          |                        |                                          | _x_ Form filed by
                                          |                        |                                          |     One Reporting
                                          |                        |                                          |     Person
                                          |                        |                                          | ___ Form filed by
                                          |                        |                                          |     More than One
  Detroit, Michigan 48226                 |       380826060        |     __________________________________   |     Reporting Person
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  (City)        (State)        (Zip)      |                        |
                                          |                        |
                                          |                        |    Table 1 -- Non Derivative Securities Beneficially Owned
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1. Title of Security                           | 2.  Amount of Securities    | 3. Ownership       | 4. Nature of Indirect Beneficial
   (Instr. 4)                                  |     Beneficially Owned      |    Form: Direct    |    Ownership (Instr. 5)
                                               |     (Instr. 4)              |    (D) or Indirect |
                                               |                             |    (I) (Instr. 5)  |
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   Common stock, $0.01 par value per share,    |                             |                    |
    Class A                                    |     3,571,428               |    D               |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instructions 5(b)(v).


FORM 3 (continued)    Table 11 - Derivative Securities Beneficially Owned  (e.g., calls, warrants, options, convertible securities)

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1. Tile of Derivative | 2.  Date Exer-       |  3.  Title and Amount   | 4.  Conversion or  |   5.  Ownership      | 6.  Nature Of
   Security (Instr. 4)|     cisable and      |      of Securities      |     Exercise       |       Form of        |     Indirect
                      |     Expiration Date  |      Underlying         |     Price of       |       Derivative     |     Beneficial
                      |     (Month/Day/Year) |      Derivative         |     Derivative     |       Security:      |     Ownership
                      |                      |      Security           |     Security       |       Direct (D)     |     (Instr. 5)
                      |                      |      (Instr. 4)         |                    |       or Indirect    |
                      |                      |                         |                    |       (I) (Instr. 5) |
                      |------------------------------------------------|                    |                      |
                      | Date    | Expira-|    Title      |  Amount of  |                    |                      |
                      | Exer-   | tion   |               |  Number of  |                    |                      |
                      | cisable | Date   |               |  Shares     |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal            /S/ Ralph H. Booth II                 June 30, 1997
   Criminal Violations. See 1f U.S.C. 1001 and 15 U.S.C. 78ff(a)                 --------------------------------      -------------
                                                                                 ** Signature of Reporting Person            Date
Note:  File three copies of this Form, one of which must be manually signed.     Ralph H. Booth, II
       If space is insufficient, See Instruction 6 for procedure.                Chairman of the Board, President
                                                                                 and Chief Financial Officer

Potential person who are to respond tot he collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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